FOR IMMEDIATE RELEASE                                  Contact:   Kent A. McKee
Memphis, TN--October 21, 2008                                     (901) 753-3208



                        MUELLER INDUSTRIES, INC. REPORTS
                              THIRD QUARTER RESULTS


Quarterly and Year-to-Date Earnings

         Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), today announced the Company's results for the third quarter of 2008. Net income for the third quarter was $18.7 million, or 50 cents per diluted share, which compares with net income of $31.3 million, or 84 cents per diluted share, for the third quarter of fiscal 2007. The third quarter of 2008 includes a pre-tax charge of $3.3 million to write-down certain inventories to the lower-of-cost-or-market that resulted from falling copper prices. Net sales for the three months ended September 27, 2008 were $665.5 million, compared with net sales of $693.7 million for the third quarter of 2007. The third quarter of 2007 included a one-time gain of approximately $8.9 million (pre-tax) pertaining to a favorable copper antitrust litigation settlement.

         Year-to-date, the Company earned $73.0 million, or $1.96 per diluted share, on net sales of $2.12 billion. This compares with net income of $86.6 million, or $2.33 per diluted share, on net sales of $2.08 billion for the same period of 2007.

         Mr. Karp said, "Our earnings were achieved despite the adverse conditions in the housing industry and the turbulence in the financial markets. We remained focused on enhancing our operations and providing our customers with superior service.

         "We believe that our financial and operating strengths will allow us to take advantage of opportunities, which are likely to arise in the current economic environment. One such opportunity arose on October 9, 2008 when we repurchased $122.9 million of our outstanding 6% Subordinated Debentures at 84 percent of face value. This transaction will result in a fourth quarter gain of $19.1 million."

Financial and Operating Highlights

         Regarding the third quarter of 2008, Mr. Karp said:

            o "Mueller ended the quarter with $308.4 million in cash. Subsequent to the end of the third quarter, total cash used to repurchase a portion of our outstanding 6% Subordinated Debentures, including accrued interest of approximately $3.4 million, was approximately $106.6 million.

            o "Our current ratio remains excellent at 2.4 to 1 and our working capital is $552.3 million. Our ratio of debt to total capitalization is a modest 29.4 percent.

            o "Shortly after quarter end, copper values declined precipitously trading as low as $2.16 per pound in mid-October. Consequently, the Company recognized a $3.3 million charge to write-down inventories that are accounted for on the FIFO method; domestic copper tube inventories were not affected, however, as they are accounted for on a LIFO basis and the net book value is substantially below current market. The COMEX average price of copper was $3.45 per pound in the third quarter of 2008, which compares with $3.48 per pound in the third quarter of 2007.

            o "Our Plumbing & Refrigeration segment posted operating earnings of $25.4 million on net sales of $371.3 million which compares with operating earnings of $52.3 million on net sales of $397.9 million in the third quarter of 2007. These decreases were primarily attributable to lower volumes and spreads in copper tube; also, the third quarter of last year included a gain on the proceeds from the copper antitrust litigation settlement.

            o "Our OEM segment posted operating earnings of $10.6 million during the third quarter of 2008 on net sales of $299.5 million, which compared with operating earnings of $5.6 million on net sales of $302.1 million for the same period in 2007. The operating earnings increase is primarily due to higher margins in brass rod."


         Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

                              +++++++++++++++++++++


         Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

                            MUELLER INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                For the Quarter Ended        For the Nine Months Ended
                                               --------------------------    --------------------------
                                              September 27,  September 29,  September 27,   September 29,
                                                  2008           2007           2008           2007
                                               -----------    -----------    -----------    -----------
                                                        (In thousands, except per share data)

Net sales                                      $   665,496    $   693,682    $ 2,123,075    $ 2,076,111
Cost of goods sold                                 588,469        603,219      1,861,475      1,801,543
Depreciation and amortization                       11,529         11,582         33,517         33,854
Selling, general, and administrative expense        35,674         36,246        108,583        110,144
Copper antitrust litigation settlement                  --         (8,865)            --         (8,865)
                                               -----------    -----------    -----------    -----------

Operating income                                    29,824         51,500        119,500        139,435
Interest expense                                    (5,050)        (5,384)       (15,755)       (16,567)
Other income, net                                    2,319          4,060          7,287         10,938
                                               -----------    -----------    -----------    -----------

Income before income taxes                          27,093         50,176        111,032        133,806
Income tax expense                                  (8,422)       (18,852)       (37,992)       (47,171)
                                               -----------    -----------    -----------    -----------

Net income                                     $    18,671    $    31,324    $    73,040    $    86,635
                                               ===========    ===========    ===========    ===========

Weighted average shares
 for basic earnings per share                       37,136         37,075         37,117         37,054
Effect of dilutive stock options                       176            234            238            185
                                               -----------    -----------    -----------    -----------

Adjusted weighted average shares
 for diluted earnings per share                     37,312         37,309         37,355         37,239
                                               -----------    -----------    -----------    -----------

Basic earnings per share                       $      0.50    $      0.84    $      1.97    $      2.34
                                               ===========    ===========    ===========    ===========

Diluted earnings per share                     $      0.50    $      0.84    $      1.96    $      2.33
                                               ===========    ===========    ===========    ===========

Dividends per share                            $      0.10    $      0.10    $      0.30    $      0.30
                                               ===========    ===========    ===========    ===========

Summary Segment Data:
Net sales:
 Plumbing & Refrigeration Segment              $   371,315    $   397,855    $ 1,159,613    $ 1,223,337
 OEM Segment                                       299,470        302,122        979,665        868,053
 Elimination of intersegment sales                  (5,289)        (6,295)       (16,203)       (15,279)
                                               -----------    -----------    -----------    -----------

Net sales                                      $   665,496    $   693,682    $ 2,123,075    $ 2,076,111
                                               ===========    ===========    ===========    ===========

Operating income:
 Plumbing & Refrigeration Segment              $    25,449    $    52,260    $    85,903    $   130,860
 OEM Segment                                        10,643          5,609         55,180         29,102
 Unallocated expenses                               (6,268)        (6,369)       (21,583)       (20,527)
                                               -----------    -----------    -----------    -----------

Operating income                               $    29,824    $    51,500    $   119,500    $   139,435
                                               ===========    ===========    ===========    ===========

                            MUELLER INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)



                                           September 27,  December 29,
                                               2008         2007
                                             ----------   ----------
                                                 (In thousands)
ASSETS
Cash and cash equivalents                    $  308,351   $  308,618
Accounts receivable, net                        350,290      323,003
Inventories                                     260,937      269,032
Other current assets                             38,849       39,694
                                             ----------   ----------
 Total current assets                           958,427      940,347

Property, plant, and equipment, net             294,530      308,383
Other assets                                    203,399      200,474
                                             ----------   ----------

                                             $1,456,356   $1,449,204
                                             ==========   ==========



LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt (Note 1)   $  160,453   $   72,743
Accounts payable                                125,239      140,497
Other current liabilities                       120,439      121,813
                                             ----------   ----------
 Total current liabilities                      406,131      335,053

Long-term debt                                  158,726      281,738
Pension and postretirement liabilities           34,980       36,071
Environmental reserves                            8,853        8,897
Deferred income taxes                            52,784       52,156
Other noncurrent liabilities                      3,041        2,029
                                             ----------   ----------

 Total liabilities                              664,515      715,944

Minority interest in subsidiary                  26,558       22,765

Stockholders' equity                            765,283      710,495
                                             ----------   ----------

                                             $1,456,356   $1,449,204
                                             ==========   ==========

Note 1. - September 27, 2008 balance includes $122.9 million principal of 6% Subordinated Debentures repurchased on October 9, 2008.

                            MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                 For the Nine Months Ended
                                                                  ----------------------
                                                                September 27,  September 29,
                                                                    2008          2007
                                                                  ---------    ---------
                                                                      (In thousands)
Operating activities:
Net income                                                        $  73,040    $  86,635
Reconciliation of net income to net cash
      provided by operating activities:
          Depreciation and amortization                              33,984       34,107
          Gain on early retirement of debt                           (2,482)          --
          Minority interest in subsidiary, net of dividend paid       1,816         (644)
          Stock-based compensation expense                            2,238        1,975
          Loss (gain) on disposal of properties                         306       (3,114)
          Deferred income taxes                                        (515)      (3,026)
          Income tax benefit from exercise of stock options             (92)        (130)
          Changes in assets and liabilities, net of business
           acquired:
            Receivables                                             (29,130)     (36,370)
            Inventories                                               6,635       57,656
            Other assets                                             (5,350)      (6,103)
            Current liabilities                                     (16,027)      13,669
            Other liabilities                                           784        3,754
            Other, net                                                 (719)      (1,003)
                                                                  ---------    ---------

Net cash provided by operating activities                            64,488      147,406
                                                                  ---------    ---------

Investing activities:
Capital expenditures                                                (17,871)     (22,776)
Net withdrawals from restricted cash balances                           678           --
Acquisition of business, net of cash received                            --      (31,970)
Proceeds from sales of properties                                        77        3,033
                                                                  ---------    ---------

Net cash used in investing activities                               (17,116)     (51,713)
                                                                  ---------    ---------

Financing activities:
Repayments of long-term debt                                        (23,650)     (18,273)
Dividends paid                                                      (11,133)     (11,117)
(Repayment) issuance of debt by joint venture, net                  (12,491)       4,506
Issuance of shares under incentive stock option plans
      from treasury                                                   1,074        1,093
Income tax benefit from exercise of stock options                        92          130
Acquisition of treasury stock                                           (31)         (54)
                                                                  ---------    ---------

Net cash used in financing activities                               (46,139)     (23,715)
                                                                  ---------    ---------

Effect of exchange rate changes on cash                              (1,500)         762
                                                                  ---------    ---------

(Decrease) increase in cash and cash equivalents                       (267)      72,740
Cash and cash equivalents at the beginning of the period            308,618      200,471
                                                                  ---------    ---------

Cash and cash equivalents at the end of the period                $ 308,351    $ 273,211
                                                                  =========    =========